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                                                                  Exhibit 23 (1)

                          Consent of Ernst & Young LLP

We consent to the incorporation by reference in: (1) the Registration Statement (Form S-3 No. 333-14463) of ShoLodge, Inc. and in the related Prospectus; (2) the Registration Statement (Form S-8 No. 33-52092) pertaining to the 1991 Stock Option Plan of ShoLodge, Inc.; (3) the Registration Statement (Form S-8 No. 333-29881) pertaining to the 1991 Stock Option Plan, as amended, of ShoLodge, Inc.; and (4) the Registration Statement (Form S-3 No. 33-77910) of ShoLodge, Inc. and in the related Prospectus, of our report dated March 31, 2004, with respect to the consolidated financial statements and schedule of ShoLodge, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 28, 2003.

                                                /s/ Ernst & Young LLP
Nashville, Tennessee
April  7, 2004